Exhibit 10.14

OAK STREET HEALTH MSO, LLC

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), entered into effective as of January 2, 2018 (the “Effective Date”), by and between Oak Street Health MSO, LLC, a limited liability company organized under the laws of the State of Illinois (the “Company”) and Robert Guenthner (the “Employee”) (collectively, the “Parties”).

RECITALS

1. The Company desires to employ the Employee and to assure itself of the services of the Employee for the Period of Employment (as defined below).

2. The Employee desires to be employed by the Company for the Period of Employment and upon the terms and conditions of this Agreement.

AGREEMENT

Accordingly, the Parties agree as follows:

1. Employment at Will. Employee is an “at-will” employee, meaning that, subject to Section 4 below, either the Company or the Employee can terminate employment at any time, with or without cause. The Company shall employ the Employee to render services to the Company in the position and with the duties and responsibilities described in Section 2 until employment is terminated.

2. Position, Duties, Responsibilities.

a. Position. The Employee shall render services to the Company as the Senior Vice President and Chief Legal Officer for the Company and each entity who, directly or indirectly, controls, is controlled by, or is under common control with the Company but excluding any entities controlling Oak Street Health, LLC (collectively, “Affiliates”), and shall perform all services as may reasonably be assigned to Employee by the board of directors of the Company (the “Board”) and Chief Executive Officer (the “CEO”) of the Company and which are undertaken and exercised by persons situated in a similar capacity. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, or the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). In addition to serving as Senior Vice President and Chief Legal Officer of the Company and its Affiliates, Employee shall, without additional compensation, serve as the corporate secretary and also agrees to serve without additional compensation, if elected or appointed thereto, in one or more offices or as a director of any of the Company’s Affiliates. The Employee’s principal place of employment shall be at the Company’s corporate headquarters in Chicago, Illinois.

b. Other Activities. During the Term, other than as approved by the CEO, the Employee shall devote substantially all of the Employee’s business time, attention and energy, and reasonable best efforts, to the interests and business of the Company and to the performance of the Employee’s duties and responsibilities on behalf of the Company.

c. Advance Notice of Prospective Employment. Employee agrees that following the termination of his employment, while and to the extent that the post-employment restrictive covenants set forth in Exhibit A hereto are in effect, prior to accepting employment with, or agreeing to perform services for, any entity that competes with the Company, he will notify the Company in writing of Employee’s intentions so as to provide the Company with the opportunity to assess whether Employee’s employment or retention may potentially violate any provisions of this Agreement.

3. Compensation and Holidays. In consideration of the services to be rendered under this Agreement, the Employee shall be entitled to the following:

a. Base Salary. The Company shall pay the Employee a “Base Salary” of US $270,000.00 per year, in accordance with the Company’s payroll practice, which currently provides for 26 bi-weekly installments.

b. Salary Adjustment. The Base Salary shall be reviewed by the Company on a yearly basis to ascertain if any upward adjustment in the annual base salary is in order, and if any modification is made, the new annual base salary shall become the Base Salary under this Section 3.

c. Equity Grant. The Employee shall, within 60 days following the Effective Date, receive an initial grant of 20,000 incentive units of Oak Street Health, LLC (the “Initial Grant”) under the Oak Street Health, LLC Equity Incentive Plan (in substantially the form attached hereto as Exhibit A, the “Equity Plan”) and that certain Incentive Unit Agreement (in substantially the form attached hereto as Exhibit B, the “Equity Agreement”). Thereafter, during the term of employment, as determined by the Board, the Employee shall be eligible to receive stock options or other equity awards under the Equity Plan (or any successor plan thereto) with the terms and conditions of such awards to be paid or awarded consistent with the performance by the Employee of the Employee’s duties prescribed hereunder.

d. Incentive Compensation. The Employee shall be eligible to participate in the Company’s annual incentive plan, as in effect from time to time (or any successor plan thereto) (the “Annual Incentive Plan”), which plan shall be approved by the Board. The timing and amount of any such payments shall be made in accordance with the terms of the Annual Incentive Plan. The Employee’s annual incentive bonus opportunity under the Annual Incentive Plan shall not be less than 50% of the Employee’s Base Salary, or, in the case of any partial period, 50% of the Employee’s Base Salary earned during such partial period. The targets for the Employee’s receipt of the bonus opportunity during the first year of this Agreement shall be determined by the mutual agreement of the Employee and the CEO, within 30 days following the Effective Date.

e. Expenses. Subject to timely submission of reimbursement requests and proper invoices in accordance with the Company’s normal policies and procedures, the Employee shall be reimbursed for all reasonable out-of-pocket business expenses incurred by the Employee in connection with the performance of the Employee’s duties hereunder, including, without limitation, Illinois Attorney Registration and Discipline Commission registration fees, reasonable costs and expenses incurred to obtain required continuing legal education credits and membership in two professional legal associations. Continuing legal education courses reimbursement will not exceed $2,500 annually. As reasonably determined necessary or desirable given the activities of the Company, the Company shall provide to the Employee, or reimburse the Employee for the cost of, professional liability insurance. The Employee shall provide the Company with the information and evidence required by taxing authorities to substantiate such expenses as income tax deductions.

f. Benefits. The Employee shall be eligible to participate in the benefits made generally available by the Company to similarly-situated employees, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion.

g. Paid Time Off. The Employee shall be entitled, in addition to seven Company designated holidays, to take 25 working days as paid days off in each full calendar year, inclusive of paid sick days under the Chicago Paid Sick Leave Ordinance. If the Employee’s employment commences or terminates part way through a calendar year, his entitlement to paid days off will be assessed on a pro-rata basis in accordance with the Company’s Employee Handbook, as it may change from time to time.

4. Termination and Post-Termination Obligations.

a. Death. This Agreement (other than provisions which by their nature survive termination) and the Employee’s employment hereunder shall terminate automatically upon the Employee’s death.

b. Termination for Cause. The Company may terminate the Employee’s employment for “Cause” (as defined below) upon written notice to the Employee. As used herein, the term “Cause” shall be limited to the Employee’s:

(i) employee engages in a felony or other crime involving dishonesty or moral turpitude;

(ii) fraud, embezzlement, theft or any misappropriation of funds, money, assets or other property of the Company or any of its Affiliates;

(iii) willful failure to perform duties, or gross negligence in the performance of the Participant’s duties and responsibilities to the Company and its Affiliates, or willful failure to follow the lawful directives of the Board or such other person or body to whom the Employee reports, which remains uncured 10 days after written notice of such failure or negligence specifying in reasonable detail the nature of such failure or negligence is given to the Employee by the Company or its Affiliates;

(iv) material breach of this Agreement or any other written agreement between the Employee and the Company or its Affiliates; or

(v) attempt to willfully obtain any personal profit from any transaction in which the Employee has an interest not disclosed to the Board which is adverse to the interests of the Company or any of its controlled Affiliates.

c. Voluntary Resignation. Termination without Good Reason. The Employee may voluntarily terminate employment at any time without Good Reason (as defined below) upon written notice to the Company.

d. Termination Without Cause. The Company may terminate the Employee’s employment at any time without Cause upon 30 days’ prior written notice to the Employee.

e. Termination for Good Reason. The Employee may terminate employment at any time for Good Reason. As used herein, the term “Good Reason” shall be limited to:

(i) a material reduction in the Employee’s compensation (which includes Base Salary and annual incentive bonus opportunity), other than any isolated and inadvertent failure by the Company that is not in bad faith and is cured within 30 days after the Employee gives the Company notice of such event;

(ii) a material and adverse diminution in the Employee’s title, duties and responsibilities or material change in reporting relationship (by position), other than any isolated and inadvertent failure by the Company that is not in bad faith and is cured within thirty (30) business days after the Employee gives the Company notice of such event;

(iii) a relocation of the Employee’s principal place of work in excess of 50 miles from the current location other than a relocation that is not in bad faith and is cured within 30 days after the Employee gives the Company notice of such event; or

(iv) any material breach by the Company of this Agreement, other than any isolated and inadvertent failure by the Company that is not in bad faith and is cured within 30 business days after the Employee gives the Company notice of such event; provided, that, if the Employee does not deliver to the Company written notice within 90 days after the Employee has knowledge that an event constituting Good Reason has occurred, such event will no longer constitute Good Reason; provided further, that the Company’s placing the Employee on paid leave for up to 90 consecutive days while it is determining whether there is a basis to terminate the Employee’s employment for Cause will not constitute Good Reason.

f. Payments and Benefits.

(i) Termination for Cause by the Company or Voluntary Resignation; Termination without Good Reason by the Employee. In the event that (A) the Company terminates this Agreement for Cause or (B) the Employee terminates employment without Good Reason, then in either case, none of the Employee, the Employee’s surviving spouse or the Employee’s estate shall be entitled to any further salary or compensation from the Company pursuant to this Agreement as of the date of such termination other than the Employee’s accrued but unpaid salary and reimbursement of properly incurred expenses through the date of termination. The Employee’s obligations under Section 5 of this Agreement shall survive any such termination; provided, however, that such obligations shall not be construed to limit the Employee’s surviving spouse or estate.

(ii) Termination by the Company without Cause; Termination by the Employee for Good Reason. In the event of any termination (A) by the Company other than for Cause or (B) by the Employee with Good Reason, and in each case subject to Section 4(h) below, the Company shall pay to the Employee: (x) in a lump sum, any accrued but unpaid salary and reimbursement of properly incurred expenses through the date of termination, and (B) severance compensation (“Severance Payments”) at a per annum rate equal to the Employee’s then current annual Base Salary plus the average of the last two discretionary bonuses paid to the Employee, with such Severance Payments to be paid in monthly installments following the date of termination for the duration of the Restricted Period (as defined in Exhibit C attached hereto). In addition, for the period of Base Salary continuation under this Section, but in no event longer than 12 months following the date of termination (the “Benefit Continuation Period”), the Company shall provide the Employee and his eligible dependents, at the same cost to the Employee as if the Employee were an active employee of the Company, with continued coverage under any health, medical, dental, vision or life insurance program or policy in which the Employee participated as of the date of the Employee’s termination of employment; provided, that in the event that the terms of the applicable health, medical, dental, vision or life insurance program or policy do not permit such continued coverage or such continued coverage is not permitted by applicable law, the Company shall provide the Employee (and his eligible dependents, if applicable) with such equivalent continued coverage in a manner that complies with the terms of the Company’s health, medical, dental, vision and life insurance plans then in effect and applicable law. If the Employee becomes reemployed with another employer and is eligible to receive substantially equivalent health, medical, dental, vision and life insurance benefits from such other employer, the benefits provided hereunder under this Section shall cease to be provided by the Company. Notwithstanding anything to the contrary in this Section, the provision of benefits by the Company is not intended to alter in any way the provisions of any group health plan of the Company, and all time limits, effects of subsequent coverage and all other relevant provisions of any such plan remain unchanged and shall control the Employee’s entitlement to coverage or benefits under such plan. For the avoidance of doubt, the Employee shall be eligible to elect, at the Employee’s expense, continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 following the expiration of the Benefit Continuation Period.

g. Waiver and Release; Timing of Payments. Notwithstanding anything herein to the contrary, as a condition precedent to receiving any payments under Section 4 (other than those amounts already accrued prior to the date of termination), the Employee shall have executed if requested by the Company, within twenty-one days, or if required for an effective release, forty-five days, following the Employee’s termination of employment, a usual and customary waiver and release in a form reasonably acceptable to the Company (the “Release”), which Release may be updated by the Company from time to time to reflect changes in applicable law, and the seven-day revocation period of such Release shall have expired.

The Employee further agrees that following any termination of employment, the Employee shall fully cooperate with the Company in all matters relating to his continuing obligations under this Agreement, including but not limited to the winding up of pending work on behalf of the Company, the orderly transfer of work to the other employees of the Company, and the defense of any action brought by any third party against the Company that relates in any way to the Employee’s acts or omissions while employed by the Company.

5. Confidential Information, Non-Competition and Non-Solicitation.

The Employee agrees that, concurrently with the execution of this Agreement, the Employee shall enter into a Confidentiality, Non-Competition and Non-Solicitation Agreement with the Company in the form of Exhibit C hereto.

6. Former Employer Information.

The Employee agrees that he will not, during his employment with the Company, improperly use or disclose any proprietary information or trade secrets, or bring onto the premises of the Company any unpublished document or proprietary information belonging to any former or concurrent employer or other person or entity.

7. Third Party Information.

The Employee recognizes that the Company has received and in the future will receive confidential or proprietary information from third parties. The Employee agrees to hold all such confidential or proprietary information in the strictest confidence and trust, and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out his work for the Company consistent with the Company’s agreement with such third party.

8. No Conflict.

The Employee represents and warrants that the Employee’s execution of this Agreement, his employment with the Company, and the performance of his proposed duties under this Agreement shall not violate any obligations he may have to any former employer or other party, including any obligations with respect to proprietary or confidential information or intellectual property rights of such party.

9. Alternative Dispute Resolution.

The Company and the Employee mutually agree that, excluding the Employee’s post-employment obligations as set forth in Exhibit C, any controversy or claim arising out of or relating to this Agreement or the breach thereof, or any other dispute between the parties, shall be submitted to mediation before a mutually agreeable mediator, which cost is to be borne equally by the parties hereto, except this cost may be waived by the Employer where such fees are discouraged or prohibited by applicable law. In the event the Parties fail to agree on a mediator, or mediation is unsuccessful in resolving the claim or controversy within one (1) month after the commencement of mediation, such claim or controversy shall be resolved by arbitration in Illinois under the auspices of the American Arbitration Association. The costs of arbitration, including the fees and expenses of the arbitration, shall be shared equally by the parties unless otherwise required by law or directed by the arbitrator in his/her award.

Notwithstanding any other provision in this Agreement, this Alternative Dispute Resolution provision does not apply to: (a) any claim by the Employee for medical and disability benefits under the Workers’ Compensation Act or unemployment compensation benefits under the Unemployment Insurance Act; (b) any Charge of Discrimination filed by the Employee against the Company with the U.S. Equal Employment Opportunity Commission, the Illinois Department of Human Rights, the Chicago Commission on Human Relations, or charges filed with the National Labor Relations Board under the National Labor Relations Act; or (c) any claim by the Company for injunctive or equitable relief, including without limitation claims related to unauthorized disclosure of confidential information, trade secrets, intellectual property, unfair competition, breach of the non-solicitation covenant, or breach of the non-competition covenant.

10. Miscellaneous.

10.1. Continuing Obligations. The obligations in this Agreement will continue in the event that the Employee is hired, renders services to or for the benefit of or is otherwise retained at any time by any present or future Affiliates of the Company. Any reference to the Company in this Agreement will include such Affiliates. Upon the expiration or termination for any reason whatsoever of this Agreement, the Employee shall forthwith resign from any employment of office with an Affiliate of the Company unless the Board requests otherwise.

10.2. Notification. The Employee hereby authorizes the Company to notify his actual or future employers of the terms of this Agreement and his responsibilities hereunder.

10.3. Name and Likeness Rights. The Employee hereby authorizes the Company to use, reuse, and to grant others the right to use and reuse, his name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any media now known or hereafter developed (including but not limited to film, video and digital or other electronic media), during his employment, for whatever purposes the Company deems reasonably necessary.

10.4. Injunctive Relief. The Employee understands that in the event of a breach or threatened breach of this Agreement by him, the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement.

10.5. Legal Fees. In any dispute arising under or in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorney’s fees, unless otherwise prohibited by law.

10.6. Entire Agreement. This Agreement, including the exhibits attached hereto, is intended to be the final, complete, and exclusive statement regarding their subject matter, except for other agreements specifically referenced herein (including the Equity Agreement and Confidentiality, Non-Competition and Non-Solicitation Agreement to be executed concurrently with this Agreement). Unless otherwise specifically provided for herein, this Agreement supersedes all other prior and contemporaneous agreements and statements pertaining to this subject matter, and may not be contradicted by evidence of any prior or contemporaneous statements or agreements. To the extent that the practices, policies, or procedures of the Company, now or in the future, apply to the Employee and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.

10.7. Amendments; Renewals and Waivers. This Agreement may not be modified, amended, renewed or terminated except by an instrument in writing, signed by the Employee and by a duly authorized representative of the Company other than the Employee. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

10.8. Assignment; Successors and Assigns. The Employee agrees that he will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall the Employee’s rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest. In the event of a change in ownership or control of the Company, the terms of this Agreement will remain in effect and shall be binding upon any successor in interest. Notwithstanding and subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above,

10.9. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or by nationally recognized courier or mailed by registered mail (postage prepaid, return receipt requested) or by telecopy to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

To: Oak Street Health MSO, LLC

Contact Address: 30 W Monroe St. Chicago, IL 60603 Suite 1200

Attention: Mike Pykosz

E-mail Address: mike@oakstreethealth.com and carrie@oakstreethealth.com

To: Robert Guenthner

10.10. Waiver of Immunity. To the extent that any Party (including its assignees of any such rights or obligations hereunder) may be entitled, in any jurisdiction, to claim for itself (or himself or herself) or its revenues or assets or properties, immunity from service of process, suit, the jurisdiction of any court, an interlocutory order or injunction or the enforcement of the same against its property in such court, attachment prior to judgment, attachment in aid of execution of an arbitral award or judgment (interlocutory or final) or any other legal process, and to the extent that, in any such jurisdiction there may be attributed such immunity (whether claimed or not), such Party hereby irrevocably waives such immunity.

10.11. Severability; Enforcement. If any provision of this Agreement, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced (by blue penciling or otherwise) to the maximum extent permissible under applicable law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

10.12. Governing Law. This Agreement shall in all respects be construed and enforced in accordance with and governed by the laws of Illinois, federal law, the Federal Arbitration Act or the Illinois Uniform Arbitration Act, whichever applies based on the claim(s) asserted.

10.13. Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular. References to one gender include both genders.

10.14. Obligations Survive Termination of Employment. Each party to this Agreement agrees that any and all of such party’s obligations under this Agreement capable of execution after the termination of the Employee’s employment, including but not limited to those contained in exhibits attached hereto, shall survive the termination of employment and the termination of this Agreement.

10.15. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

EMPLOYEE ACKNOWLEDGEMENT. The Employee acknowledges (i) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (ii) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment. The Employee hereby agrees that his obligations set forth in Sections 5 and 6 herein and the definitions of Proprietary Information and Inventions contained therein shall be equally applicable to Proprietary Information and Inventions relating to any work performed by the Employee for the Company prior to the execution of this Agreement.

The parties have duly executed this Agreement as of the date first written above.

EMPLOYEE:

/s/ Robert Guenthner Name: Robert Guenthner

COMPANY:

OAK STREET HEALTH MSO, LLC

/s/ Mike Pykosz Name: Mike Pykosz Title: Chief Executive Officer